Exhibit 10.1

NRx Pharmaceuticals, Inc.

1201 Orange Street

Wilmington, DE 19801

Binding Term Sheet

Share Purchase Agreement

January 5, 2025

The following is a summary of terms and conditions to be used as a basis for definitive agreements between NRx Pharmaceuticals, Inc., HOPE Therapeutics Inc. and JGS Holdings LLC, controlled by Dallas Sauer & Anita Nunes (Sauer Nunes). This term sheet contains all material terms and conditions.

Company	NRx Pharmaceuticals, Inc. (NRXP on Nasdaq)/HOPE Therapeutics, Inc., a wholly-owned subsidiary of NRx

Investors	One or more investment funds managed by Smith & Sauer, LLC,

Securities	Common Stock of NRx, Warrants to Purchase Common Stock of NRx, Preferred Stock of HOPE Therapeutics

Commitment Amount

The Investor commits $2,000,000 to purchase 730,000 shares of NRx Common Stock to be registered via a filed form S-1 with the US Securities and Exchange Commission, no later than February 15, 2025. Settlement in cash shall occur no later than Friday, January 10, 2025 via wire transfer.

The Investor commits $25,000,000 to purchase Preferred Series A shares convertible to 1/3 of all fully diluted outstanding equity of HOPE Therapeutics. The shares shall provide a current preferred dividend of 15% per annum, paid quarterly and shall be non-callable for two years from date of issue. Settlement shall occur in four tranches to be delivered via cash settlement. Final Tranche dates to be agreed upon and finalized with Hope Leadership to align with acquisitions and strategy post closing.

As consideration for the above investment, the Investor shall receive warrants to purchase 3 million shares of common stock of NRx, Inc. at a strike price of $3.00 per share with a term of 24 months from date of this agreement. Warrants shall become fully vested upon payment of the investment amounts above.

The Investor will also receive 500k shares of founder’s stock by way of sale from Dan Javitt to be purchased at $2.75 within 60 days of it being available.

For so long as investor holds more than 50% of the preferred share position in HOPE Therapeutics or for 24 months, from closing of this transactions whichever comes sooner, The Investor shall have the right to participate in future sales of equity in NRXP and/or HOPE as follows:

●         For retail, non-underwritten offerings, Investor shall have a 50% participation right.

●        For institutional offerings to fundamental investors and or underwritten offerings, Investor shall have a 25% participation right.

The Investor shall be entitled to receive royalties on net revenue from NRx Drug Sales up to a Cumulative Return of 250M. Cumulative return shall be defined as the sum of preferred dividends, capital appreciation and return of capital, and royalties on drug sales, based as follows:

1.         Initial Royalty Rate: 10% of net revenue until the Investor has received cumulative returns totaling $125 million.

2.         Subsequent Royalty Rate: 5% of net revenue until the Investor has received cumulative returns totaling $250 million.

As a consequence of the above transactions, Investor shall be considered an affiliate of the Company and shall file and maintain Schedule 13G and other relevant forms with the SEC.

Board Representation

The Investor shall be elected to the Board of HOPE Therapeutics. The Investor’s board representative shall retain Affirmative Consent Rights over the key decisions until a full C suite and Board is onboarded.

Subject to completion of SEC and Nasdaq disclosure forms The Investor shall be appointed to the Board of NRx Pharmaceuticals for a term that ends contemporaneously with the next annual meeting of shareholders and shall be nominated by the nominating committee of NRx Pharmaceuticals for election by the shareholders to a three year term.

Stock Sales Agreement	The Investor shall be subject to the Company’s Stock Purchase and Sales Agreement and shall report all further purchases and sales of the Company’s Securities as required by law.

Registration

All of the Common Stock in NRx Pharmaceuticals (Nasdaq:NRXP) to be issued to the Investor under this agreement shall be subject to registration rights pursuant to which the Company shall file an initial registration statement to register the resale of the shares by the Investor no later than February 15, 2025 and shall use its best efforts to have such registration statement declared effective within 60 days of the initial closing. The Company shall pay all expenses in connection with the registration, issuance, and listing of the Underlying Shares.

Conditions to Closing

●         The Investor will obtain all relevant approvals, including the Investors’s board of directors and consents from any controlling shareholders.

●         The Company will obtain all relevant approvals, including the Company’s board of directors

Fees and Expenses	● Each of the Company and the Investor shall be responsible for all its own fees and expenses incurred in connection with the documentation and closing of this transaction.

Confidentiality

●         This Term Sheet and the terms contained herein shall not be disclosed by the Company to any person or entity, except (i) to the Company’s employees and legal and financial advisers for the purposes of this proposed transaction who have a need to know the information and who are made aware of and agree to be bound by this confidentiality obligation, and (ii) as may be required by law, which includes disclosure of this term sheets as a material event

This term sheet will expire end of business on January 5, 2025. The above summary of indicative terms and conditions are binding and constitute an agreement, between the Company and the Investor.

If the terms and conditions contained herein are satisfactory, please sign as indicated below. We appreciate this opportunity to work with you. We look forward to an expeditious and successful closing of this transaction.

AGREED TO AND ACCEPTED:

JGS HOLDINGS LLC, a Wyoming Limited Liability Company

On behalf of the Investor.

By:
Name: Anita Nunes Title: CEO

By:
Name: Dallas Sauer
Title: President

NRX PHARMACEUTICALS, INC.

By:

Name: Jonathan C. Javitt, MD, MPH
Title: Chairman

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